                             UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                             SCHEDULE 13G

             Under the Securities Exchange Act of 1934
                          (Amendment No. 1)(1)

                            Consilium, Inc.
_______________________________________________________________________
                            (Name of Issuer)

                             Common Stock
_______________________________________________________________________
                     (Title of Class of Securities)

                             208547109
                 ________________________________________
                            (CUSIP Number)




Check the following box if a fee is being paid with the statement ___. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)
__________________________________

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






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                                 SCHEDULE 13G

CUSIP No. 208547109

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

               Digital Equipment Corporation, 04-2226590
_________________________________________________________________________

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) ___
                                                             (b) ___

                                  N/A
_________________________________________________________________________

3.  SEC USE ONLY


_________________________________________________________________________
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Commonwealth of Massachusetts
_________________________________________________________________________

NUMBER OF       5.  SOLE VOTING POWER
                    N/A -- See Item 5
SHARES         __________________________________________________________

BENEFICIALLY    6.  SHARED VOTING POWER
                    N/A -- See Item 5
OWNED BY       __________________________________________________________

EACH            7.  SOLE DISPOSITIVE POWER
                    N/A -- See Item 5
REPORTING      __________________________________________________________

PERSON          8.  SHARED DISPOSITIVE POWER
                    N/A -- See Item 5
WITH           __________________________________________________________









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CUSIP No. 208547109


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     N/A -- See Item 5
__________________________________________________________________________

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

__________________________________________________________________________

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     N/A -- See Item 5
__________________________________________________________________________

12.  TYPE OF REPORTING PERSON*
     CO
__________________________________________________________________________



    Item 1.
    ______

         (a)  Consilium, Inc.

         (b)  640 Clyde Court
              Mountain View, CA   94043


    Item 2.
    ______

         (a)  Digital Equipment Corporation

         (b)  111 Powdermill Road
              Maynard, Massachusetts  01754

         (c)  Massachusetts

         (d)  Common Stock, $.01 par value per share

         (e)  208547109





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    CUSIP No. 208547109



    Item 3.
    ______

         Not Applicable


    Item 4.  Ownership
    __________________

         N/A -- See Item 5


    Item 5.  Ownership of Five Percent or Less of a Class
    _____________________________________________________

         As of March 7, 1994, Digital Equipment Corporation ceased to be the beneficial owner of more than five percent of the Common Stock of Consilium.


    Item 6.  Ownership of More than Five Percent on Behalf of Another
    _________________________________________________________________
             Person
             ______

         Not Applicable






















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    CUSIP No. 208547109



    Item 7.  Identification and Classification of the Subsidiary Which
    __________________________________________________________________
             Acquired the Security Being Reported on by the Parent Holding
             _____________________________________________________________
             Company
             _______

         Not Applicable


    Item 8.  Identification and Classification of Members of the Group
    __________________________________________________________________

         Not Applicable


    Item 9.  Notice of Dissolution of Group
    _______________________________________

         Not Applicable


    Item 10.  Certification
    _______________________

         Not Applicable



                               SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                              January 12, 1995
                                       _________________________________
                                                   (Date)


                                             /s/ Gail S. Mann
                                       __________________________________
                                                 (Signature)


                                                 Gail S. Mann
                                       ___________________________________
                                       Vice President, Secretary and Clerk


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